U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                                      FORM 4

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                 Section 30(f) of the Investment Company Act of 1940


  Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(br).
________________________________________________________________________________
1.  Name and Address of Reporting Person*

    GOWEY            KIM                   J
    (Last)           (First)            (Middle)
- ------------------------------------------------------------------------------
    PO BOX 389
                     (Street)
- ------------------------------------------------------------------------------
    MEDFORD             WI              54451
    (City)           (State)            (Zip)
________________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol

    MID-WISCONSIN FINANCIAL SERVICES, INC.
________________________________________________________________________________
3.  I.R.S. or Social Security Number of Reporting Person (Voluntary)

    ###-##-####
________________________________________________________________________________
4.  Statement for Month/Year

    SEPTEMBER 2002
________________________________________________________________________________
5.  If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
1.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director                             [ ] 10% Owner
    [X] Officer (give title below)           [ ] Other (specify below)
        CHAIRMAN-MWB
________________________________________________________________________________

================================================================================
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                     5.
                                              4.                     Amount of        6.              7.
                                3.            Securities Acquired    Securities       Ownership       Nature of
1.           2.                 Transaction   (A) or Disposed        Beneficially     Form:           Indirect
Title of     Transaction        Code          of (D)                 Owned at End     Direct (D)      Beneficial
Security     Date               (Instr. 8)    (Instr. 3, 4, and 5)   of Month         or Indirect     Ownership
(Instr. 3)   (Month/Day/Year)   -----------------------------------  (Instr. 3 & 4)   (I)(Instr. 4)   (Instr. 4)
                                 Code   V     Amount (A)or(D) Price
------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                              26,904            D
------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                               2,717            I         SPOUSE
------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                             (Print or Type Responses)             (OVER)

===============================================================================
  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================

                                                                                                            10.
                                                                                                   9.       Owner-
                                                                                                   Number   ship
                                                                                                   of       Form
                  2.                                                                               Deriv-   of
                  Conver-                   5.                            7.                       ative    Deriv-  11.
                  sion                      Number of                     Title and Amount         Sec-     ative   Nature
                  or                        Derivative   6.               of Underlying    8.      ities    Secur-  of
                  Exer-             4.      Securities   Date             Securities       Price   Bene-    ity;    In-
                  cise      3.      Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4) of      ficially Direct  direct
                  Price     Trans-  action  or Disposed  Expiration       ---------------- Deriv-  Owned    (D) or  Bene-
1.                of        action  Code    of (D)       (Month/Day/Year)           Amount ative   at End   In-     ficial
Title of          Deriv-    Date    (Instr. (Instr. 3,   ----------------           or     Secur-  of       direct  Owner-
Derivative        ative     (Month/ 8)      4 and 5)     Date     Expira-           Number ity     Month    (I)     ship
Security          Secur-    Day/    ------  ------------ Exer-    tion              of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)        ity       Year)   Code V   (A)    (D)  cisable  Date    Title     Shares 5)      4)       4)      4)
---------------------------------------------------------------------------------------------------------------------------
                                                                          COM-
COMMON STOCK                                                              MON
EQUIVALENT UNITS  1 FOR 1   9-15-02  A   V   3.5211      SEE BELOW #1     STOCK     3.5211  28.55   460.6595   D

Explanation of Responses:   #1: Stock equivalent units accrued under Mid-Wisconsin Financial Services, Inc.  Directors' Deferred
Compensation Plan: The value of the units is paid in cash at director's termination of service.


                           /s/ Gene C. Knoll, POA                    9-13-02
                           **Signature of Reporting Person           Date
                           KIM A. GOWEY/Gene C. Knoll, POA




**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.